Exhibit 4.1

[FORM OF SUBORDINATED SECURED CONVERTIBLE NOTE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT, OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.  ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 18(a) HEREOF.  THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE NOTES AND ALL LIENS SECURING THE NOTES SHALL BE JUNIOR IN RIGHT OF PAYMENT AND PRIORITY TO CERTAIN OBLIGATIONS OF THE COMPANY TO THE LENDERS UNDER THAT CERTAIN CREDIT AGREEMENT, DATED AS OF FEBRUARY 6, 2014 AMONG BODY CENTRAL STORES, INC., AS LEAD BORROWER, THE OTHER BORROWERS SIGNATORY THERETO, AND CRYSTAL FINANCIAL LLC, AS LENDER, AS ADMINISTRATIVE AGENT AND AS COLLATERAL AGENT FOR THE LENDERS PARTY TO SUCH AGREEMENT, IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF JUNE 27, 2014 (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), INITIALLY AMONG BODY CENTRAL STORES, INC., BODY CENTRAL SERVICES, INC., AND BODY CENTRAL DIRECT, INC., AS BORROWERS, AND BODY CENTRAL CORP., AS GUARANTOR, AND CRYSTAL FINANCIAL LLC, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT FOR THE FIRST LIEN LENDERS, AND LANE FIVE PARTNERS LP, AS COLLATERAL AGENT FOR CERTAIN HOLDERS OF NOTES.

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. HOLDERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF THE OID, THE ISSUE PRICE, THE ISSUANCE DATE, AND THE YIELD TO MATURITY RELATING TO THE NOTE BY CONTACTING THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT 6225 POWERS AVENUE, JACKSONVILLE, FL 32217.

BODY CENTRAL CORP.

SUBORDINATED SECURED CONVERTIBLE NOTE

Issuance Date: June 27, 2014	Original Principal Amount: U.S. $[ ]

FOR VALUE RECEIVED, Body Central Corp., a Delaware corporation (the “Company”), hereby promises to pay to [BUYER] or registered assigns (the “Holder”) in cash and/or in shares of Common Stock (as defined below) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion, amortization or otherwise, and as increased to include the amount of any Capitalized Interest (as defined below), the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).  This Subordinated Secured Convertible Note (including all Subordinated Secured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Subordinated Secured Convertible Notes issued pursuant to the Securities Purchase Agreement on the Closing Date (collectively, the “Notes” and such other Subordinated Secured Convertible Notes, the “Other Notes”).  Certain capitalized terms used herein are defined in Section 31.

(1)                                 PAYMENTS OF PRINCIPAL; PREPAYMENT.  On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges (as defined in Section 24(b)) on such Principal and Interest.  The “Maturity Date” shall be June 27, 2017, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.  Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any.

(2)                                 INTEREST.  Interest on this Note shall commence accruing on the Issuance Date at the Interest Rate and shall be computed on the basis of a 360-day year and twelve (12) thirty (30) day months and shall be payable in arrears for each Calendar Quarter on the first (1st) Business Day of each Calendar Quarter after the Issuance Date (each, an “Interest Date”) with the first (1st) Interest Date being October 1, 2014.  Interest shall capitalize on each Interest Date by adding the accrued Interest to the then outstanding Principal of this Note (“Capitalized Interest”); provided, however, that the Company may, at its option and subject to the terms set forth in the Subordination Agreement, following written notice (an “Interest Election Notice”) to the Holder on or prior to the Interest Notice Due Date, pay Interest to the record holder of this Note on the applicable Interest Date in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company (“Cash Interest”). Each Interest Election Notice shall be irrevocable.  If the Company does not timely deliver an Interest Election Notice on or prior to the applicable Interest Notice Due Date, then the Interest shall be capitalized and added to the then outstanding Principal of this Note on the applicable Interest Date.  The Company shall pay the applicable Interest in Capitalized Interest or Cash Interest pursuant to this Section 2 and the corresponding Interest amounts of the Other Notes pursuant to the corresponding provisions of the Other Notes in the same manner as the Interest paid hereunder.  Prior to the capitalization or payment, as applicable, of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount (as defined in Section 3(b)(i)) on each Conversion Date (as defined in Section 3(c)(i)) in accordance with Section 3(c)(i).  From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to twenty percent (20.0%).  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided, that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(3)                                 CONVERSION OF NOTES.  At any time or times after the Issuance Date, this Note shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a)         Conversion Right.  Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below), which conversion shall be irrevocable and shall permanently reduce the Conversion Amount. The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b)         Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i)                                     “Conversion Amount” means the sum of (A) the portion of the Principal (including, without limitation, Capitalized Interest, if any) to be converted, amortized, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges, if any, with respect to such Principal and Interest.

(ii)                                  “Conversion Price” means, as of any Conversion Date or other date of determination, $0.35 per share, subject to adjustment as provided herein.

(c)          Mechanics of Conversion.

(i)                                     Optional Conversion.  To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction).  On or before the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile or electronic mail a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”).  On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (x) provided that the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal At Custodian system or (y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal not converted.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date, irrespective of the date such shares of Common Stock are credited to the Holder’s account with DTC or the date of delivery of the certificates evidencing such shares of Common Stock, as the case may be.

(ii)                                  Company’s Failure to Timely Convert.  If the Company shall fail on or prior to the Share Delivery Date to issue and deliver a certificate to the Holder, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, or credit the Holder’s balance account with DTC, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount or on any date of the Company’s obligation to deliver shares of Common Stock as contemplated pursuant to clause (y) below (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (x) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to issue and deliver such certificate or credit the Holder’s balance account with DTC for the shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of the applicable Conversion Amount shall terminate, or (y) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with DTC for such shares of Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price of the Common Stock on the Conversion Date.

(iii)                               Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the Principal amount of the Notes (and stated interest thereon) held by such holders (the “Registered Notes”).  The entries in the Register shall be conclusive and binding for all purposes absent manifest error.  The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest, if any, hereunder, notwithstanding notice to the contrary.  A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register.  Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate Principal amount as the Principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 18.  Notwithstanding anything to the contrary in this Section 3(c)(iii), a Holder may assign any Note or any portion thereof to an Affiliate of such Holder or a Related Fund of such Holder without delivering a request to assign or sell such Note to the Company and the recordation of such assignment or sale in the Register (a “Related Party Assignment”); provided, that (x) the Company may continue to deal solely with such assigning or selling Holder unless and until such Holder has delivered a request to assign or sell such Note or portion thereof to the Company for recordation in the Register; (y) the failure of such assigning or selling Holder to deliver a request to assign or sell such Note or portion thereof to the Company shall not affect the legality, validity, or binding effect of such assignment or sale and (z) such assigning or selling Holder shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register (the “Related Party Register”) comparable to the Register on behalf of the Company, and any such assignment or sale shall be effective upon recordation of such assignment or sale in the Related Party Register.  Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note.  The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges, if any, converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv)                              Pro Rata Conversion; Disputes.  In the event that the Company receives a Conversion Notice from this Note and one or more holders of Other Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of this Note and the Other Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from the Holder and each holder of Other Notes electing to have this Note or the Other Notes converted on such date a pro rata amount of such holder’s portion of the Note and its Other Notes submitted for conversion based on the Principal amount of this Note and the Other Notes submitted for conversion on such date by such holder relative to the aggregate Principal amount of this Note and all Other Notes submitted for conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 23.

(d)         Limitations on Conversions.

(i)                                     Beneficial Ownership.  The Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(d)(i).  For purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the conversion of the Note without exceeding the Maximum

Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (i) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (ii) a more recent public announcement by the Company or (iii) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”).  If the Company receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3(d)(i), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported.  In the event that the issuance of shares of Common Stock to the Holder upon conversion of this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Notes that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d)(i) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(d)(i) or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Note.

(ii)                                  Principal Market Regulation.  The Company shall not be obligated to issue any shares of Common Stock pursuant to the terms of this Note, and the Holder shall not have the right to receive pursuant to the terms of this Note any shares of Common Stock, if the issuance of such shares of Common Stock would cause the Holder to own in excess of 19.99% of the shares of Common Stock outstanding immediately after giving effect to such conversion, except that such limitation shall not apply in the event that the Company (i) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (ii) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders.

(4)                                 RIGHTS UPON EVENT OF DEFAULT.

(a)         Event of Default.  Each of the following events shall, subject to the last sentence of this clause (a), constitute an “Event of Default”:

(i)                                     the Company fails to pay within seven (7) Business Days when and as required to be paid, any amount of Principal, Interest or other amounts when and as due under this Note or any other Transaction Document;

(ii)                                  the failure of the applicable Registration Statement (as defined in the Registration Rights Agreement) required to be filed pursuant to the Registration Rights Agreement to be filed within the applicable time period specified in the Registration Rights Agreement or to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder’s Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive days or for more than an aggregate of thirty (30) days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(iii)                               (x) the suspension from trading on an Eligible Market for a period of thirty (30) consecutive Trading Days or for more than an aggregate of forty-five (45) Trading Days in any 365-day period or (y) the failure of the Common Stock to be listed on an Eligible Market;

(iv)                              the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within thirty (30) days after the applicable Conversion Date or (B) notice, written or oral, to the Holder or any holder of the Other Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of this

Note or any Other Notes into shares of Common Stock that is tendered in accordance with the provisions of this Note or the Other Notes, other than pursuant to Section 3(d) (and analogous provisions under the Other Notes) or if such failure occurs prior to the Stockholder Approval Date because the Company does not have a sufficient number of shares of Common Stock authorized;

(v)                                 at any time following the ninetieth (90th) consecutive day that the Holder’s Authorized Share Allocation (as defined in Section 9(a)) is less than (A) prior to the Stockholder Approval Date, a number of shares of Common Stock equal to the product of (1) 26,000,000 (as adjusted for any stock split, stock dividend, stock combination, reclassification or other similar transaction after the Subscription Date) and (2) the Holder Pro Rata Amount and (B) from and after the Stockholder Approval Date, 130% of the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

(vi)                              (i) the Company or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (excluding Indebtedness evidenced by the Notes and the Credit Agreement), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or such guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $750,000;

(vii)                           the Company or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding;

(viii)                        (i) the Company or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within ten (10) days after its issuance or levy;

(ix)                              there is entered against the Company or any Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $750,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(x)                                 (i) an ERISA Event (as defined in the Securities Purchase Agreement) occurs with respect to a Pension Plan or Multiemployer Plan (each as defined in the Securities Purchase Agreement) which has resulted or would reasonably be expected to result in liability of the Company or any Subsidiary under Title IV of ERISA (as defined in the Securities Purchase Agreement) to the Pension Plan, Multiemployer Plan or the PBGC (as defined in the Securities Purchase Agreement) in an aggregate amount in excess of $500,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) the Company, any Subsidiary or any of their respective ERISA Affiliate (as defined in the Securities Purchase Agreement) fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000 or which would reasonably likely result in a Material Adverse Effect;

(xi)                              (i) any provision of the Notes, any Security Document or any other Transaction Document, at any time after its execution and delivery and for any reason, other than as permitted hereunder or thereunder, ceases to be in full force and effect; or the Company, any Subsidiary or any other Person contests in any manner the validity or enforceability of any provision of the Notes, any Security Document or any other Transaction Document; or the Company or any Subsidiary denies that it has any or further liability or obligation under any provision of the Notes, any Security Document or any other Transaction Document, or purports to revoke, terminate or rescind any provision of the Notes, any Security Document or any other Transaction Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Company, any Subsidiary or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document;

(xii)                           any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any Subsidiary herein, in any Security Document, in any other Transaction Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made;

(xiii)                        the Company or any Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Sections 14(a), 14(f), 14(i), 14(l) or 14(m), or Section 15 and such failure continues for fifteen (15) days or such longer period as mutually agreed to by the Company and the Required Holders;

(xiv)                       except as otherwise expressly permitted hereunder (including with respect to Permitted Store Closings), the Company or any Subsidiary shall take any action, or shall make a determination, whether or not formally approved by the board of directors or other governing body of the Company or any such Subsidiary, as applicable, to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets or store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business;

(xv)                          there occurs any uninsured loss to any material portion of the Collateral;

(xvi)                       the Company or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but subject to any applicable notice and cure period) in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract;

(xvii)                    (i) the Company or any Subsidiary is (A) criminally indicted or convicted of a felony, or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of Collateral with a value in excess of $750,000, or (ii) any director or senior officer of the Company or any Subsidiary is, while a director or employee of a the Company or any Subsidiary (A) criminally indicted or convicted of a felony, unless such director or senior officer promptly resigns or is removed or replaced, or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of Collateral with a value in excess of $750,000;

(xviii)                 any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes; or

(xix)                       any “Event of Default” (or comparable term) under, and as defined in, the Credit Agreement occurs.

Notwithstanding anything herein to the contrary, Section 4(a)(ii) through Section 4(a)(v) shall not take effect (and none of the events described therein shall constitute an “Event of Default”) until the date on which the Credit Agreement and the other “Loan Documents” (as defined in the Credit Agreement), and/or any Permitted Refinancing thereof, shall have been terminated and all Permitted Senior Indebtedness shall have been paid in full.

(b)         Redemption Right.  Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall promptly deliver written notice thereof via facsimile or electronic mail and overnight courier (an “Event of Default Notice”) to the Holder.  At any time after the receipt of an Event of Default Notice, and until the date that is thirty (30) days after the date any such Event of Default is no longer continuing, the Requisite Holders may, subject to the terms of the Subordination Agreement, require the Company to redeem (an “Event of Default Redemption”) the entire Conversion Amount outstanding under this Note and the Other Notes by delivering one or more written notices thereof (an “Event of Default Redemption Notice”) to the Company.  Upon the receipt of one or more Event of Default Redemption Notices by the Company from the Requisite Holders, the Company shall promptly deliver written notice thereof with a copy of the applicable Event of Default Redemption Notice via facsimile or electronic mail and overnight courier to the Holder to the extent the Holder is not included in the Requisite Holders who delivered the applicable Event of Default Redemption Notice to the Company.  Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to the product of (x) the Redemption Premium and (y) the Conversion Amount being redeemed (the “Event of Default Redemption Price”).  At any time after the delivery to the Company of an Event of Default Redemption Notice, the Required Holders, by written notice to the Company, may waive all Events of Defaults set forth in the applicable Event of Default Redemption Notice, and rescind and annul such declaration and its consequences, which shall be binding on the Holder; provided, that no such rescission and annulment shall extend to or affect any other Event of Default or impair any right consequent thereto; and, provided further, that if the Requisite Holders shall have proceeded to enforce any right under this Note and the Other Notes and such proceedings shall have been discontinued or abandoned because of such rescission and annulment or for any other reason, then and in every such case, the Company, the Holder and the Other Holders, as the case may be, shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of the Company, the Holder and the Other Holders, as the case may be, shall continue as though no such proceedings had been commenced. Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 10.  To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4, but subject to Section 3(d), until the Event of Default Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 4(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any Event of Default redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(5)                                 RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)         Assumption.  The Company shall not enter into or be party to a Fundamental Transaction unless (i)  the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements, if so requested by the Holder, to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes then outstanding held by such holder, having similar conversion rights and having similar ranking and security to the Notes, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common capital stock is quoted on or listed for trading on an Eligible Market.  Any security issuable or potentially issuable to the Holder pursuant to the terms of this Note on the consummation of a Fundamental Transaction shall be registered and freely tradable by the Holder without any restriction or limitation or the requirement to be subject to any holding period pursuant to any applicable securities laws.  No later than (i) twenty-five (25) days prior to the occurrence or consummation of any Fundamental Transaction or (ii) if later, the first Trading Day following the date the Company first becomes aware of the occurrence or potential occurrence of a Fundamental Transaction, the Company shall deliver written notice thereof via facsimile or electronic mail and overnight courier to the Holder.  Upon the occurrence or consummation of any Fundamental Transaction, and it shall be a required condition to the occurrence or consummation of any Fundamental Transaction that, the Company and the Successor Entity or Successor Entities, jointly and severally, shall succeed to, and the Company shall cause any Successor Entity or Successor Entities to jointly and severally succeed to, and be added to the term “Company” under this Note (so that from and after the date of such Fundamental Transaction, each and every provision of this Note referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Company and the Successor Entity or Successor Entities, jointly and severally, may exercise every right and power of the Company prior thereto and shall assume all of the obligations of the Company prior thereto under this Note with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Note, and, solely at the request of the Holder, if the Successor Entity and/or Successor Entities is a publicly traded corporation whose common capital stock is quoted on or listed for trading on an Eligible Market, shall deliver (in addition to and without limiting any right under this Note) to the Holder in exchange for this Note a security of the Successor Entity and/or Successor Entities evidenced by a written instrument substantially similar in form and substance to this Note and convertible for a corresponding number of shares of capital stock of the Successor Entity and/or Successor Entities (the “Successor Capital Stock”) equivalent (as set forth below) to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction (such corresponding number of shares of Successor Capital Stock to be delivered to the Holder shall equal the greater of (I) the quotient of (A) the aggregate dollar value of all consideration (including cash consideration and any consideration other than cash (“Non-Cash Consideration”), in such Fundamental Transaction, as such values are set forth in any definitive agreement for the Fundamental Transaction that has been executed at the time of the first public announcement of the Fundamental Transaction or, if no such value is determinable from such definitive agreement, as determined in accordance with Section 23 with the term “Non-Cash Consideration” being substituted for the term “Conversion Price”) that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had this Note been converted immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on the conversion of this Note) (the “Aggregate Consideration”) divided by (B) the per share Closing Sale Price of such corresponding Successor Capital Stock on the Trading Day immediately prior to the consummation or occurrence of the Fundamental Transaction and (II) the product of (A) the Aggregate Consideration and (B) the highest exchange ratio pursuant to which any stockholder of the Company may exchange Common Stock for Successor Capital Stock) (provided, however, to the extent that the Holder’s right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then the Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for the Holder until such time or times, as its right thereto would not result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be delivered such shares to the extent as if there had been no such limitation), and such security shall be satisfactory to the Holder, and with an identical conversion price to the Conversion Price hereunder (such adjustments to the number of shares of capital stock and such conversion price being for the purpose of protecting after the consummation or occurrence of such Fundamental Transaction the economic value of this Note that was in effect immediately prior to the consummation or occurrence of such Fundamental Transaction, as elected by the Holder solely at its option).  Upon occurrence or consummation of the Fundamental Transaction, and it shall be a required condition to the occurrence or consummation of such Fundamental Transaction that, the Company and the Successor Entity or Successor Entities shall deliver to the Holder confirmation that there shall be issued upon conversion of this Note at any time after the occurrence or consummation of the Fundamental Transaction, as elected by the Holder solely at its option, shares of Common Stock, Successor Capital Stock or, in lieu of the shares of Common Stock or Successor Capital Stock (or other securities, cash, assets or other property purchasable upon the conversion of this Note prior to such Fundamental Transaction), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), which for purposes of clarification may continue to be shares of Common Stock, if any, that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had this Note been converted immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on the conversion of this Note), as adjusted in accordance with the provisions of this Note.  The provisions of this Section 5(a) shall apply similarly and equally to successive Fundamental Transactions.

(b)         Redemption Right.  No sooner than twenty-five (25) days nor later than twenty (20) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile or electronic mail and overnight courier to the Holder (a “Change of Control Notice”).  At any time during the period beginning on the earlier to occur of (x) any oral or written agreement by the Company or any of its Subsidiaries, upon consummation of which the transaction contemplated thereby would reasonably be expected to result in a Change of Control, (y) the Holder becoming aware of a Change of Control and (z) the Holder’s receipt of a Change of Control Notice and ending twenty-five (25) Trading Days after the date of the consummation of such Change of Control, the Requisite Holders may, subject to the terms of the Subordination Agreement require the Company to redeem (a “Change of Control Redemption”) the entire Conversion Amount outstanding under this Note and the Other Notes then outstanding by delivering one or more written notices thereof (“Change of Control Redemption Notice”) to the Company, which shall indicate the Conversion Amount of the Notes the Requisite Holders are electing to require the Company to redeem.  Upon the receipt of one or more Change of Control Redemption Notices by the Company from the Requisite Holders, the Company shall within one (1) Business Day deliver written notice thereof with a copy of the applicable Change of Control Redemption Notice via facsimile or electronic mail and overnight courier to the Holder to the extent the Holder is not included in the Requisite Holders who delivered the applicable Change of Control Redemption Notice to the Company.  The portion of this Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to the greater of (I) the sum of (x) 107.5% of the Conversion

Amount being redeemed and (y) the Make-Whole Amount and (II) the product of (x) the sum of (A) the Conversion Amount being redeemed and (B) the Make-Whole Amount and (y) the quotient determined by dividing (A) the cash amount per share of Common Stock which the Holder would have been entitled to receive upon the occurrence or consummation of such Change of Control or the record, eligibility or other determination date for the event resulting in such Change of Control, as applicable, had this Note been converted immediately prior to such Change of Control or the record, eligibility or other determination date for the event resulting in such Change of Control (in each case, without regard to any limitations on conversion of this Note), by (B) the lowest Conversion Price in effect during the period beginning on the date immediately preceding the earlier to occur of the consummation of the Change of Control and the public announcement of such Change of Control, and ending on the date the Holder delivers the Change of Control Redemption Notice (the “Change of Control Redemption Price”).  Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 10 and shall have priority to payments to stockholders in connection with a Change of Control.  To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.  The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any Change of Control redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(6)                                 DISTRIBUTION OF ASSETS; RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)         Distribution of Assets.  If the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then the Holder will be entitled to such Distributions as if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the

Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such rights (and any rights under this Section 6(a) on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(b)         Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(c)          Other Corporate Events.  In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, the Holder will thereafter have the right to receive upon conversion of this Note at any time after the occurrence or consummation of the Corporate Event, shares of Common Stock or Successor Capital Stock or, if so elected by the Holder, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion of this Note prior to such Corporate Event (but not in lieu of such items still issuable under Sections 6(a) and 6(b), which shall continue to be receivable on the Common Stock or on such shares of stock, securities, cash, assets or any other property otherwise receivable with respect to or in exchange for shares of Common Stock), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holder would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had this Note been converted immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on conversion of this Note).  Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders.  The provisions of this Section 6 shall apply similarly and equally to successive Corporate Events.

(7)                                 RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)         Adjustment of Conversion Price upon Issuance of Common Stock.  If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Securities) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.  For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i)                                     Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such

Options or upon the actual issuance of such shares of Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii)                                  Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 7(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange or exercise thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)                               Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.  No adjustment pursuant to this Section 7(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv)                              Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value.  If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor.  If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such publicly traded securities on the date of receipt of such publicly traded securities.  If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders.  The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)                                 Record Date.  If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)         Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c)          Other Events.  If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions

(including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(d)         Voluntary Adjustment by Company. The Company may at any time during the term of this Note, with the prior written consent of the Required Holders, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(8)                                 NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(9)                                 RESERVATION OF AUTHORIZED SHARES.

(a)         Reservation.  Prior to the Stockholder Approval Date, the Company shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for this Note equal to the product of (x) 26,000,000 (as adjusted for any stock split, stock dividend, stock combination, reclassification or other similar transaction after the Subscription Date) and (y) the Holder Pro Rata Amount.  From and after the Stockholder Approval Date, the Company shall reserve out of its authorized and unissued shares of Common Stock a number of shares of Common Stock for each of this Note and the Other Notes equal to 130% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date.  So long as any of this Note and the Other Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of this Note and the Other Notes, the number of shares of Common Stock specified above in this Section 9(a) as shall from time to time be necessary to effect the conversion of the Notes then outstanding; provided, that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved pursuant to this Section 9(a) (in each case, without regard to any limitations on conversions) (the “Required Reserve Amount”).  The initial number of shares of Common Stock reserved for conversions of this Note and the Other Notes and each increase in the number of shares so reserved shall be allocated pro rata among the Holder and the holders of the Other Notes based on the Principal amount of this Note and the Other Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”).  In the event that a holder shall sell or otherwise transfer this Note or any of such holder’s Other Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the Holder and the remaining holders of Other Notes, pro rata based on the Principal amount of this Note and the Other Notes then held by such holders.

(b)         Insufficient Authorized Shares.  If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall either (x) obtain the written consent of its stockholders for the approval of an increase in the number of authorized shares of Common Stock and provide each stockholder with an information statement with respect thereto or (y) hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal.

(10)                          REDEMPTIONS.

(a)         Mechanics.  The Company shall deliver the applicable Event of Default Redemption Price to the Holder within ten (10) Business Days after the Company’s receipt of the Requisite Holders’ Event of Default Redemption Notice(s) (the “Event of Default Redemption Date”).  If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder (i) concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and (ii) within three (3) Business Days after the Company’s receipt of such notice otherwise (such date, the “Change of Control Redemption Date”).  The Company shall pay the applicable Redemption Price to the Holder in cash by wire transfer of immediately available funds pursuant to wire instruction provided by the holder in writing to the Company on the applicable due date.  In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal which has not been redeemed and any accrued Interest on such Principal which shall be calculated as if no Redemption Notice has been delivered.  In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late

Charges thereon) has not been paid.  Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 18(d)) to the Holder representing such Conversion Amount to be redeemed and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the applicable Redemption Notice is delivered to the Company and ending on and including the date on which the applicable Redemption Notice is voided.  The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b)         Redemption by Other Holders.  Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) or pursuant to equivalent provisions set forth in the Other Notes (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile or electronic mail a copy of such notice.  If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from the Holder and each holder of the Other Notes (including the Holder) based on the Principal amount of this Note and the Other Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(c)          Insufficient Assets.  If upon a Redemption Date, the assets of the Company are insufficient to pay the applicable Redemption Price, the Company shall, subject to the terms of the Subordination Agreement, (i) take all appropriate action reasonably within its means to maximize the assets available for paying the applicable Redemption Price, (ii) redeem out of all such assets available therefor on the applicable Redemption Date the maximum possible Conversion Amount that it can redeem on such date, pro rata among the Holder and the holders of the Other Notes to be redeemed in proportion to the aggregate principal amount of this Note and the Other Notes outstanding on the applicable Redemption Date and (iii) following the applicable Redemption Date, at any time and from time to time when additional assets of the Company become available to redeem the remaining Conversion Amount of this Note and the Other Notes, the Company shall use such assets, at the end of the then current fiscal quarter, to redeem the balance of such Conversion Amount of this Note and the Other Notes, or such portion thereof for which assets are then available, on the basis set forth above at the applicable Redemption Price, and such assets will not be used prior to the end of such fiscal quarter for any other purpose. Interest on the Principal amount of this Note and the Other Notes that have not been redeemed shall continue to accrue until such time as the Company redeems this Note and the Other Notes. The Company shall pay to the Holder the applicable Redemption Price without regard to the legal availability of funds unless expressly prohibited by applicable law or unless the payment of the applicable Redemption Price could reasonably be expected to result in personal liability to the directors of the Company (it being understood that the Company shall not claim as a defense to the obligation to redeem that it does not have “funds legally available” as argued in SV Investment Partners, LLC v. Though/Works, Inc. 7 A.3d 973 (Del. Ch. 2010)).

(11)                          VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Note, except as required by law and as expressly provided in this Note.

(12)                          SECURITY.  This Note and the Other Notes are secured to the extent and in the manner set forth in the Security Documents.

(13)                          RANK.  All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries other than Permitted Senior Indebtedness.

(14)                          AFFIRMATIVE COVENANTS.  Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall, and shall (except in the case of the covenants set forth in Sections 14(a) and 14(b)) cause each Subsidiary to:

(a)         Information Rights.  Deliver to the Holder (i) the financial statements set forth in Section 6.01 of the Credit Agreement, (ii) the certificates and other information set forth in Section 6.02 of the Credit Agreement and (iii) the notices set forth in Section 6.03 of the Credit Agreement, in each case as required to be delivered to the Agent under the Credit Agreement.

(b)         Reverse Stock Split.  Use reasonable best efforts to effect a reverse split of the Common Stock in a ratio of at least one-for-ten by no later than the date that is ninety (90) days immediately following the Closing Date.

(c)          Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (ii) except as otherwise expressly permitted herein, all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators, and carriers) which, if unpaid, would by Law become a Lien upon its property, and (iii) except as otherwise expressly permitted herein, all Material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (1) the validity or amount thereof is being contested in good faith by appropriate proceedings, (2) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (3) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (4) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(d)         Preservation of Existence.  (i) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 5 or 15(h); (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Company or its Subsidiaries as determined by it in its reasonable business judgment.

(e)          Maintenance of Properties.  (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (ii) make all necessary repairs thereto and renewals and replacements thereof, except in any case of (i) or (ii), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(f)           Maintenance of Insurance.  The Company shall and shall cause each Subsidiary to maintain the insurance set forth in and to otherwise comply with Section 6.07 of the Credit Agreement, substituting any and all references to “the Agent” with “the Holder” within forty-five (45) days of the Issuance Date (or such longer period as may be agreed in writing by the Collateral Agent (as defined in the Securities Purchase Agreement) in its sole discretion).

(g)          Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Company and each Subsidiary in accordance with GAAP; (b) such contest effectively suspends enforcement of the contested Laws, or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(h)         Books and Records; Accountants.

(i)                                     Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

(ii)                                  At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Required Holders and instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Holder or its representatives to discuss the Company’s or any Subsidiary’s financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Holder; provided, however if such Registered Public Accounting Firm does not for any reason comply with such instruction, the Company shall not be in breach of this Section 14(h)(ii).

(i)             Inspection Rights.

(i)                                     Permit representatives and independent contractors of the Holder, while there is at least $1,000,000 aggregate Principal amount outstanding under this Note, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, and permit the Holder, while there is at least $1,000,000 aggregate Principal amount outstanding under this Note, or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Holder to conduct evaluations of the Company’s or any Subsidiary’s business plan, forecasts and cash flows, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that notwithstanding anything herein to the contrary, the Company shall be responsible for the cost and expense of only one such visit and inspection per Fiscal Year unless an Event of Default exists, in which case the Holder (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Company or any Subsidiary at any time during normal business hours and without advance notice.

(ii)                                  Cause their respective senior management to hold meetings with the Holder, while there is at least $1,000,000 aggregate Principal amount outstanding under this Note, (i) via telephone conference and (ii) in person (up to once during any twelve (12) month period), in each case, upon reasonable request by the Holder and upon reasonably notice to discuss the Company’s or such Subsidiary financial performance, forecasts and Collateral. The format and content of the meetings shall be acceptable to the Holder. The Company shall reimburse the Holder for all reasonable and documented out-of-pocket expenses incurred in connection with such meetings.

(j)            Environmental Laws.  (i) Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (ii) obtain and renew all permits required under applicable Environmental Laws for its operations and properties; and (iii) implement any and all investigation, remediation, removal and response actions that are required to comply in all material respects with applicable Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither the Company nor any of its Subsidiaries shall be required to undertake any such investigation, remediation, removal, or other response action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Company or such Subsidiary with respect to such circumstances in accordance with GAAP.

(k)         Further Assurances.

(i)                                     Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Law, or which the Holder may request, to effectuate the transactions contemplated by the Transaction Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Company. The Company shall and shall cause each Subsidiary to also agree to provide to the Holder, from time to time upon request, evidence satisfactory to the Holder as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(ii)                                  If any material assets are acquired by the Company or any Subsidiary after the Closing Date (other than assets constituting Collateral under the Security Documents that become upon acquisition thereof subject to the perfected Lien under the Security Documents with the priority required by the applicable Security Document), notify the Holder thereof, and the Company will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by the Holder to grant and perfect such Liens, including actions described in paragraph (i) of this Section 14(k), all at the expense of the Company. In no event shall compliance with this Section 14(k) waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 14(k) if such transaction was not otherwise expressly permitted by this Note.

(l)             Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder, (i) make all payments and otherwise perform all obligations in respect of all Leases (as defined in the Credit Agreement) to which the Company or any Subsidiary is a party, (ii) keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled except in the ordinary course of business, consistent with past practices (including, in connection with a Permitted Store Closing or relocation of any store with the particular market in which it operates), (iii) notify the Holder of any default by any party with respect to such Leases and cooperate with the Holder in all respects to cure any such default, and (iv) cause each of its Subsidiaries to do the foregoing, except in each case under clauses (i) through (iv), where the failure to do so would not reasonably be expected to result in a Material Adverse Event.

(m)     Material Contracts. (i) Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, except where the failure to do so does not and would not reasonably be expected to cause an event of default, termination right, or similar consequence under such Material Contract, (ii)

maintain each such Material Contract in full force and effect except to the extent such Material Contract is no longer used or useful in the conduct of the business of the Company or any Subsidiary (including if such Material Contract is replaced) in the ordinary course of business, consistent with past practices, (iii) unless reasonably determined by the Company or any Subsidiary, as applicable, not to be in its best interests, enforce each such Material Contract in accordance with its terms, and (iv) cause each of its Subsidiaries to do the foregoing.

(15)                          NEGATIVE COVENANTS.  Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, in one or more related transaction:

(a)         Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names the Company or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise collaterally transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

(b)         Investments. Make any Investments, except Permitted Investments.

(c)          Indebtedness.  Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness.

(d)         Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, without the prior written consent of the Required Holders, except that (w) the Company and each Subsidiary of the Company may make Restricted Payments to one another, (x) any Subsidiary of the Company may make Restricted Payments to the Company for the purpose of, and in an amount not to exceed an amount necessary to permit the Company to make payment of, (i) franchise fees or similar taxes and fees required to maintain the Company’s corporate existence and (ii) its proportionate share of the tax liability of the affiliated group of corporations that file consolidated federal income tax returns (or that file state and local income tax returns on a consolidated basis), (y) the Company may make Restricted Payments solely in the form of Equity Interests of the Company in connection with the Equity Incentive Plan Indebtedness or cash payment with respect to minimum required tax withholding in connection with transactions under the Equity Incentive Plan, and (z) each of the following shall be permitted so long as no Event of Default shall have occurred and be continuing prior, or immediately after giving effect, to the following, or would result therefrom:

(i)                                     the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person, stock splits and similar distributions;

(ii)                                  the Company and each Subsidiary may make Restricted Payments consisting of cashless exercises (including by delivery of previously outstanding shares) or terminations of options or warrants or similar transactions; and

(iii)                               each Subsidiary may declare and pay cash dividends to the Company not to exceed an amount necessary to permit the Company to pay reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers).

(e)          Prepayments of Subordinated Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Subordinated Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) (i) as long as no Event of Default then exists or would result therefrom, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than Equity Incentive Plan Indebtedness and Subordinated Indebtedness), (ii) regularly scheduled or mandatory repayments, redemptions or defeasances of Equity Incentive Plan Indebtedness, in each case, payable solely in Equity Interests of the Company and in no event shall the Company or any Subsidiary make any payments in cash with respect to such Equity Incentive Plan Indebtedness, and (iii) regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Subordinated Indebtedness in accordance with the subordination terms thereof or the applicable subordination agreement related thereto, and (b) Permitted Refinancings of any such Indebtedness. For the avoidance of doubt, the Company may prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Permitted Senior Indebtedness.

(f)           Change in Nature of Business.

(i)                                     In the case of the Company, engage in any business or activity other than (1) the direct or indirect ownership of all outstanding Equity Interests in the Subsidiaries and the issuance of its own Equity Interests, (2) maintaining its corporate existence and complying with applicable Law, (3) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Guarantors, (4) the execution and delivery of the Transaction Documents to which it is a party and the performance of its obligations thereunder, and (5) activities incidental to the businesses or activities described in clauses (1) through (4) of this Section 15(f).

(ii)                                  In the case of each Subsidiary, engage in any line of business substantially different from the business conducted by such Subsidiary on the Closing

Date or any business substantially related or incidental thereto, as described in the Company’s most recent Annual Report filed on Form 10-K with the SEC.

(g)          Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.

(h)         Transactions with Affiliates.  Enter into, renew, extend or be a party to any transaction of any kind with any of its Affiliates, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially at least as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than such Affiliate, provided that the foregoing restriction shall not apply to (i) a transaction between or among the Company and any Subsidiary, (ii) transactions described on Schedule 15(h) hereto, (iii) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (iv) the issuance of Equity Interest in the Company to any officer, director, or employee of the Company or any of its Subsidiaries under the Equity Incentive Plan, (v) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or any of its Subsidiaries, (vi) as long as no Change of Control results therefrom, any issuances of securities of the Company or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Company) of the Company or any of its Subsidiaries, (vii) repurchases of Equity Interests of the Company deemed to occur upon exercise of stock options under the Equity Incentive Plan if such Equity Interests represent a portion of the exercise price of such options, and (viii) other transactions that are specifically permitted by the terms and conditions of the Credit Agreement and the Transaction Documents.

(i)             Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Note, any other Transaction Document or the Credit Agreement) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to the Company or any Subsidiary or to otherwise transfer property to or invest in the Company or any Subsidiary, (ii) of any Subsidiary to guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to the Company or any Subsidiary, or (iv) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Holder; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (iii), (iv), (viii), (ix), or (xi) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

(j)            Use of Proceeds. Use the proceeds of the sale of the Notes, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, or (b) for any purposes other than (i) repayment of the existing Indebtedness, (ii) the acquisition of working capital assets in the ordinary course of business, (iii) to finance capital expenditures of the Company, and (iv) for Permitted Investments and other general corporate purposes, in each case to the extent expressly permitted under Law, the Credit Agreement and the Transaction Documents.

(k)         Amendment of Material Documents. Amend, modify or waive any of the Company’s or any Subsidiary’s rights under (a) its Organization Documents in a manner materially adverse to the Holder, or (b) any Material Contract or Material Indebtedness (other than on account of any Permitted Refinancing thereof), in each case to the extent that such amendment, modification or waiver would result in an Event of Default under any of the Transaction Documents, would be materially adverse to the Holder, or otherwise would be reasonably likely to have a Material Adverse Effect. Notwithstanding the foregoing, the Credit Agreement may be amended, modified or waived only in accordance with the terms of the Subordination Agreement.

(l)             Fiscal Year; Accounting Policies. Change the Fiscal Year of the Company or any Subsidiary, or the accounting policies or reporting practices of the Company or any Subsidiary, except (i) as required by GAAP or (ii) in the case of any change to the method pursuant to which the cost of Inventory is capitalized in the stock ledger of the Company or any Subsidiary (including a change from the retail method to average cost) in connection with the Company or any Subsidiary contemplated systems upgrade, upon no less than forty five (45) Business Days’ prior written notice to the Holder of the effective date of any such proposed change and the Company shall provide to the Holder all information reasonably requested by it in connection therewith.

(16)                          VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  Any change to or amendment of any provision of this Note or any Other Note shall require (i) the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders and (ii) the written consent of the Company; provided that any such written consent of the Company shall require the approval of a majority of directors that are not Affiliates of the Holder or the holders of the Other Notes. Any change, amendment or waiver by the Company and the Required Holders shall be binding on the Holder of this Note and all holders of the Other Notes.

(17)                          TRANSFER.  This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement.

(18)                          REISSUANCE OF THIS NOTE.

(a)         Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 18(d) and subject to Section 3(c)(iii)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)         Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

(c)          Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d) and in Principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)         Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges, if any, on the Principal and Interest of this Note, from the Issuance Date.

(19)                          REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages in accordance with the terms of the Subordination Agreement for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the

Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(20)                          PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(21)                          CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and all the purchasers of the Notes pursuant to the Securities Purchase Agreement (the “Purchasers”) and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(22)                          FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(23)                          DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile or electronic mail (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Holder and approved by the Company, such approval not to be unreasonably withheld or delayed, or (b) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld or delayed.  The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(24)                          NOTICES; PAYMENTS.

(a)         Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company shall give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)         Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided, that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.  Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of twenty percent (20.0%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(25)                          CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(26)                          WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(27)                          GOVERNING LAW; JURISDICTION; JURY TRIAL.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(28)                          SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(29)                          DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise.  In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(30)                          WITHHOLDING TAXES AND FORMS.

Each Holder agrees, and each beneficial owner of an interest in a Note by its acquisition of such interest is deemed to agree, that if the Company or other applicable withholding agent pays withholding taxes or backup withholding on behalf of the Holder or beneficial owner as a result of an adjustment to the Conversion Rate, the Company or other applicable withholding agent may, at its option, set off such payments against payments of cash and shares of Common Stock on the Note (or, in certain circumstances, against any payments on the Common Stock).

A Holder shall, at the time it acquires the Notes and thereafter as reasonably requested by the Company, deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable to the Company to determine whether or not such Holder is subject to backup withholding and information reporting.  Without limiting the generality of the foregoing, a Holder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall, at the time it acquires the Notes and thereafter as reasonably requested by the Company or upon the expiration, invalidity or obsolescence of any previously delivered form, furnish to the Company either:  (i) two (2) accurate and complete originals of U.S. Internal Revenue Service Form W-8BEN and a certificate to the effect that the Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, is not a “10-percent shareholder” within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and is not a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue Code, or (ii) other applicable U.S. Internal Revenue Service forms to claim an exemption or reduction of U.S. federal withholding Tax. Notwithstanding the foregoing, the Holder shall not be required to deliver any form or documentation it is not legally entitled to deliver.  In addition, each Holder that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall, at the time it acquires the Notes and thereafter as reasonably requested by the Company or upon the expiration, invalidity or obsolescence of any previously delivered form, furnish to the Company two (2) complete and accurate originals of IRS Form W-9 or other applicable form certifying that such Holder is exempt from backup withholding.

(31)                          CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)         “Acquisition” means, with respect to any Person (a) a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition (including opening of a new store) of more than fifteen (15) store locations of any Person in any twelve month period or more than thirty (30) store locations of any Person in the aggregate after the date hereof (it being understood that the relocation of a store within the particular market in which it operates shall not constitute an Acquisition hereunder), in each case in any transaction or group of transactions which are part of a common plan.

(b)         “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(c)          “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

(d)         “Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

(e)          “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act.  For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(f)                                         “Bloomberg” means Bloomberg Financial Markets.

(g)          “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(h)         “Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

(i)             “Calendar Quarter” means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(j)            “Change of Control” means an event or series of events by which:

(i)                                     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(ii)                                  during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (1) who were members of that board or equivalent governing body on the first day of such period, (2) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (3) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (2) and clause (3), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(iii)                               any “change in control” or “sale” or “disposition” or similar event as defined in any (i) Organizational Document of the Company or any Subsidiary; or

(iv)                              the Company fails at any time to own, directly or indirectly, 100% of the Equity Interests of each Subsidiary free and clear of all Liens (other than the Liens in favor of the Agent under the Credit Agreement, Liens in favor of the Holder and the holders of the Other Notes and Liens permitted under clause (i) of the definition of Permitted Encumbrances), except where such failure is as a result of a transaction permitted by the Transaction Documents.

(k)         “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(l)             “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(m)     “Collateral” shall have the meaning ascribed to such term in the Security Documents.

(n)         “Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Required Holders executed by (a) a bailee or other Person in possession of Collateral, and/or (b) any landlord of Real Estate leased by the Company or any Subsidiary, pursuant to which such Person (i) acknowledges the Holder’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Holder with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Holder with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Holder as the Holder may reasonably require; the Holder’s execution or acceptance of any such agreement being evidence that such agreement meets the foregoing requirements.

(o)         “Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

(p)         “Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus,  without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period:  (A) Consolidated Net Interest Expense, (B) income tax expense, (C) depreciation expense, and (D) amortization expense.

(q)         “Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded:  (i) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (ii) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, and (iii) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

(r)            “Consolidated Net Interest Expense” means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

(s)           “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

(t)            “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

(u)         “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(v)         “Credit Agreement” means that certain Credit Agreement, dated as of February 6, 2014, by and among the Company, as Lead Borrower, the other Borrowers named therein, the Guarantors named therein and Crystal Financial, LLC, and the other Lenders party thereto, as amended through the date hereof and as may be further amended, restated, amended and restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, in each case subject to the terms and conditions set forth in the Subordination Agreement.

(w)       “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

(x)         “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transactions), whether in one transaction or in a series of transactions, of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

(y)         “Eligible Market” means the Principal Market, The New York Stock Exchange, The NASDAQ Capital Market, The NASDAQ Global Market, the NYSE MKT or the OTC QX.

(z)          “Environmental Laws” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(aa)                                “Equity Incentive Plan” means that certain Amended and Restated 2006 Equity Incentive Plan, dated as of August 23, 2012, maintained by the Company, as amended and in effect from time to time, and including any attachments or addenda hereto.

(bb)                                “Equity Incentive Plan Indebtedness” means Indebtedness of the Company arising from its obligations under the Equity Incentive Plan.

(cc)                                  “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

(dd)                                “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ee)                                  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ff)      “Excluded Securities” means any shares of Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) pursuant to the terms of the Notes; provided that the terms of such Notes are not amended, modified or changed on or after the Subscription Date; and (iii) upon conversion or exercise of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date.

(gg)                                  “Fiscal Year” means any period of twelve consecutive months ending on the Saturday closest to December 31st of any calendar year (which, for the avoidance of doubt, may occur in early January of the immediately succeeding calendar year).

(hh)                                “FRB” means the Board of Governors of the Federal Reserve System of the United States.

(ii)          “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that any Subject Entity individually or the Subject Entities in the aggregate is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Note calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (C) the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(jj)        “GAAP” means United States generally accepted accounting principles, consistently applied.

(kk)                                “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

(ll)          “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(mm)                        “Guarantors” shall have the meaning ascribed to such term in the Security Documents.

(nn)                                “Hazardous Materials” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(oo)                                “Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

(pp)                                “Holder Pro Rata Amount” means a fraction (i) the numerator of which is the Principal amount of this Note on the Closing Date and (ii) the denominator of which is the aggregate principal amount of all Notes issued to the initial purchasers pursuant to the Securities Purchase Agreement on the Closing Date.

(qq)                                “Indebtedness” means, as to any Person at a particular time, without duplication, including, without limitation, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i)                                     all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii)                                  the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(iii)                               net obligations of such Person under any Swap Contract;

(iv)                              all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(v)                                 indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(vi)                              All Attributable Indebtedness of such Person;

(vii)                           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(viii)                        all guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

(rr)        “Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, customer lists, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

(ss)      “Interest Capitalized Rate” means 7.50% per annum, subject to adjustment as set forth in Section 2.

(tt)        Interest Cash Rate” means 6.75% per annum, subject to adjustment as set forth in Section 2.

(uu)                                “Interest Notice Due Date” means the thirty-fifth (35th) calendar day prior to the applicable Interest Date.

(vv)                                “Interest Rate” means the Interest Capitalized Rate; provided, however, that if the Company delivers an Interest Election Notice to the Holder on or prior to the applicable Interest Notice Due Date indicating it shall pay Cash Interest on the next applicable Interest Date and pays Cash Interest on the next applicable Interest Date, the Cash Interest payable on such Interest Date shall be calculated at the Interest Cash Rate.

(ww)                            “Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

(xx)                                “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

(yy)                                “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

(zz)                                  “Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

(aaa)                         “Make-Whole Amount” means the amount equal to any Interest, if any, that, but for the applicable Change of Control Redemption, would have accrued with respect to the Conversion Amount being redeemed under this Note at the Interest Capitalized Rate (assuming the Interest Capitalized Rate then in effect as of the applicable Change of Control Redemption is the Interest Capitalized Rate through the Maturity Date) for the period from the date of the applicable Change of Control Redemption through the Maturity Date.

(bbb)                         “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company and the Subsidiaries taken as a whole to perform their obligations under any Transaction Document; or (c) a material impairment of the rights and remedies of the Buyers under any Transaction Document or a material adverse effect upon the legality, validity, binding effect or enforceability against the Company and its Subsidiaries taken as a whole of any Transaction Document to which they are a party.

(ccc)                            “Material Contract” means, with respect to any Person, each contract to which such Person is a party and the termination of which would be reasonably likely to have a Material Adverse Effect, including those contracts publicly filed with the SEC.

(ddd)                         “Material Indebtedness” means Indebtedness (other than the Obligations) of the Company and any of its Subsidiaries in an aggregate principal amount in excess of $750,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

(eee)                            “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

(fff)                               “Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any the Company or any of its Subsidiaries arising under the Notes or any other Transaction Document or otherwise with respect to the Notes, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against the Company or any of its Subsidiaries or any of their respective Affiliate of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding.

(ggg)                            “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(hhh)                         “Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest Weighted Average Price during the period beginning on the day prior to the execution of definitive documentation relating to the issuance of the applicable Option and the public announcement of such issuance, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

(iii)       “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

(jjj)    “Pacific Western Debt” shall have the meaning ascribed to such term in the Credit Agreement.

(kkk)                         “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common capital stock or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(lll)       “Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(i)                                     No Default or Event of Default then exists or would arise from the consummation of such Acquisition, and as of the effective date of such Permitted Acquisition, a Responsible Officer shall have provided the Holder with a certification as to the foregoing;

(ii)                                  Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(iii)                               The Company shall have furnished the Holder with fifteen (15) days’ prior written notice of such intended Acquisition and shall have furnished the Holder with a current draft of the Acquisition documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Company or such Subsidiary, as applicable, in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with the Company and its Subsidiaries), and such other information as the Holder may reasonably require;

(iv)                              After giving effect to the Acquisition, if the Acquisition is an Acquisition of Equity Interests, the Company or such Subsidiary shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;

(v)                                 Any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, the business engaged in by the Company or its Subsidiaries permitted under this Agreement, or engage in a business or businesses substantially similar, reasonably related to or otherwise for the enhancement or support of the business engaged by the Company or its Subsidiaries; and

(vi)                              the total consideration paid for all such Acquisitions (whether in cash, tangible property, notes or other property) after the Closing Date shall not exceed in the aggregate the sum of $500,000.

(mmm)             “Permitted Disposition” means any of the following:

(i)                                     Dispositions of Inventory in the ordinary course of business, (ii) Permitted Store Closings, (iii) any store closure in connection with the relocation of a store within the particular market in which it operates, and (iv) Dispositions set forth on Part A of Schedule 30(mmm);

(ii)                                  non-exclusive licenses of Intellectual Property of the Company or any of its Subsidiaries in the ordinary course of business;

(iii)                               licenses for the conduct of licensed departments within the Company’s or its Subsidiaries’ stores in the ordinary course of business; provided that, if requested by the Holder, the Holder shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Holder;

(iv)                              Dispositions of Equipment (as defined in the UCC) or other assets as set forth on Part B Schedule 30(mmm);

(v)                                 sales, transfers and other Dispositions among the Company and its Subsidiaries; sales, transfers and other Dispositions by any Subsidiary which is not a Guarantor to another Subsidiary that is not a Guarantor; and

(vi)                              sales and issuances of Equity Interest of the Company to the extent permitted under this Note.

(nnn)                         “Permitted Encumbrances” means:

(i)                                     Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 14(c);

(ii)                                  Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 14(c);

(iii)                               Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(iv)                              Deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, utilities, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(v)                                 Liens in respect of judgments that would not constitute an Event of Default hereunder;

(vi)                              Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Subsidiary and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(vii)                           [Intentionally Omitted];

(viii)                        Liens on fixed or capital of the Company or any Subsidiary which (x) secure Indebtedness permitted under clauses (iii) and (vii) of the definition of Permitted Indebtedness so long as such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, and (y) secure Indebtedness permitted under clause (viii) of the definition of Permitted Indebtedness, in each case of clauses (x) and (y), so long as (1) the Indebtedness secured thereby does not exceed the cost of acquisition, or in the case of existing assets, the depreciated value of the applicable assets, and (2) such Liens shall attach only to the assets acquired, improved or refinanced with such Indebtedness and shall not extend to any other property or assets of the Company or such Subsidiary, as applicable;

(ix)                              Liens in favor of the Agent (as defined in the Credit Agreement) or any other holder of Permitted Senior Indebtedness and Liens in favor of the Holder and the holders of the Other Notes pursuant to the Security Documents;

(x)                                 Landlords’ and lessors’ statutory Liens in respect of rent not in default;

(xi)                              Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and other Permitted Investments, provided that such Liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(xii)                           Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(xiii)                        Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Transaction Documents, the consignment of goods to the Company or a Subsidiary;

(xiv)                       voluntary Liens on property in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of the Company or any Subsidiary in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of the Company or any Subsidiary; and

(xv)                          Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the Company or Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation; and

(xvi)                       Liens securing Indebtedness described under clause (i) of the definition of Permitted Indebtedness, provided that such Liens are limited to cash and cash equivalents with a value not in excess of 105% of the face amount of such letters of credit and the deposit accounts in which such cash and cash equivalents are maintained.

(ooo)                         “Permitted Indebtedness” means each of the following, so long as no Default or Event of Default then exists or would arise from the incurrence thereof:

(i)                                     Indebtedness outstanding on the Closing Date listed on Part A of Schedule 30(ooo) and any Permitted Refinancing thereof;

(ii)                                  Indebtedness of the Company or any Subsidiary to one another;

(iii)                               Purchase money Indebtedness of the Company or any Subsidiary to finance the acquisition of any personal property after the Closing Date consisting solely of fixed or capital assets, including Capital Lease Obligations, in connection with the relocation of chief executive office and distribution center of the Company or any Subsidiary and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (iii), together with the aggregate principal amount of any Indebtedness permitted pursuant to clause (vii) of this definition, shall not exceed $5,000,000 in the aggregate after the Closing Date and, if requested by the Required Holders, the Company shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Required Holders;

(iv)                              Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business;

(v)                                 Obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(vi)                              Indebtedness incurred in connection with financing of insurance premiums incurred in the ordinary course of business;

(vii)                           Subordinated Indebtedness of the Company or any Subsidiary to finance the acquisition of any personal property consisting solely of fixed or capital assets in connection with the relocation of the executive office and distribution center of the Company or any Subsidiary in an aggregate principal amount, together with the aggregate principal amount of any Indebtedness permitted pursuant to clause (iii) of this definition not to exceed $5,000,000 in the aggregate after the Closing Date; provided that no Default or Event of Default shall be existing at the time of incurrence thereof;

(viii)                        the Pacific Western Debt; and

(ix)                              Indebtedness listed on Part B Schedule 30(ooo);

(x)                                 Equity Incentive Plan Indebtedness; provided that the Company or any Subsidiary shall make no payments thereof in cash or any other assets, except Equity Interests of the Company;

(xi)                              Indebtedness in respect of treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements of the Company or any Subsidiary in the ordinary course of business and any guarantees thereof;

(xii)                           the Obligations; and

(xiii)                        Permitted Senior Indebtedness.

(ppp)                         “Permitted Investments” means each of the following:

(i)                                     readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(ii)                                  commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(iii)                               time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (ii) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(iv)                              Fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (i) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (iii) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(v)                                 Investments classified in accordance with GAAP as current assets of the Company or any Subsidiary, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (i) through (iv) above;

(vi)                              [Intentionally Omitted];

(vii)                           Investments by the Company or its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date,

(viii)                        additional Investments by the Company and its Subsidiaries in one another, and

(ix)                              additional Investments by Subsidiaries that are not Guarantors in other Subsidiaries that are not Guarantors;

(x)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(xi)                              guarantees of or constituting Permitted Indebtedness;

(xii)                           so long as no Event of Default has occurred and is continuing or would result from such Investment, Investments by the Company or any Subsidiary in Swap Contracts entered into in the ordinary course of business and for bona fide business (and not speculative) purposes;

(xiii)                        Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(xiv)                       Investments constituting Permitted Acquisitions; and

(xv)                          advances to officers, directors and employees of the Company and Subsidiaries in the ordinary course of business in an amount not to exceed $15,000 to any individual at any time or in an aggregate amount not to exceed $150,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes.

provided, however, that notwithstanding the foregoing, no such Investments specified in clauses (i) through (v) shall be permitted unless such Investments shall be pledged to the Holder and the holders of the Other Notes as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Required Holders.

(qqq)                         “Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); provided, that Permitted Refinancing of Permitted Senior Indebtedness may exceed the principal amount of the Indebtedness being Refinanced if such Permitted Refinancing satisfies the definition of Permitted Senior Indebtedness, (ii) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced, and, with respect to any Subordinated Indebtedness, the maturity date of such Permitted Refinancing is at least six (6) months following the Maturity Date, (iii) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (iv) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Holder and the holders of the Other Notes as those contained in the documentation governing the Indebtedness being Refinanced, (v) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (vi) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Holder and the holders of the Other Notes than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default, (vii) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate, and (viii) at the time thereof, no Event of Default shall have occurred and be continuing. For the avoidance of doubt, Indebtedness that is being Refinanced will rank junior to the Notes unless it satisfies the definition of Permitted Senior Indebtedness.

(rrr)                                  “Permitted Senior Indebtedness” means Indebtedness, including a Permitted Refinancing thereof, incurred pursuant to the Credit Agreement or otherwise; provided that Permitted Senior Indebtedness shall not exceed (i) $25,000,000 or (ii) $50,000,000 if, before and after giving pro forma effect to the incurrence of such Permitted Senior Indebtedness, the aggregate amount of all of the Company’s and its Subsidiaries’ Permitted Senior Indebtedness (including, without limitation, any commitment with respect thereto) to Consolidated EBITDA of the Company for the twelve (12) month period ending immediately prior to the date of the incurrence of such Permitted Senior Indebtedness, is equal to or less than 1.5:1.

(sss)                               “Permitted Store Closings” has the meaning set forth on Schedule 30(sss).

(ttt)    “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(uuu)                         “Principal Market” means The NASDAQ Global Select Market.

(vvv)                         “Real Estate” shall have the meaning ascribed to such term in the Credit Agreement.

(www)                   “Redemption Notices” means, collectively, the Event of Default Redemption Notices and the Change of Control Redemption Notices, each of the foregoing, individually, a Redemption Notice.

(xxx)                         “Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a)(ii) - (xix), 100% or (ii) in the case of the Event of Default described in Section 4(a)(i), 110%.

(yyy)                         “Redemption Prices” means, collectively, the Event of Default Redemption Price and the Change of Control Redemption Price, each of the foregoing, individually, a Redemption Price.

(zzz)                            “Registered Public Accounting Firm” shall have the meaning ascribed to such term in the Credit Agreement.

(aaaa)                  “Registration Rights Agreement” means that certain registration rights agreement dated as of the Subscription Date by and among the Company and the Purchasers relating to, among other things, the registration of the resale of the shares of Common Stock issuable upon conversion of this Note and the Other Notes.

(bbbb)                  “Related Fund” means, with respect to any Person, a fund or account managed by such Person or an Affiliate of such Person.

(cccc)                      “Required Holders” means the holders of Notes representing more than 50% of the aggregate principal amount of the Notes then outstanding.

(dddd)                  “Requisite Holders” means the holders of Notes representing at least two-thirds (2/3rds) of the aggregate principal amount of the Notes then outstanding.

(eeee)                      “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Company or any Subsidiary or any of the other individuals designated in writing to the Holder by an existing Responsible Officer of the Company or any such Subsidiary as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of the Company or any Subsidiary shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company or any such Subsidiary and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company or any such Subsidiary.

(ffff)                          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

(gggg)                      “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

(hhhh)                  “SEC” means the United States Securities and Exchange Commission.

(iiii)                                  “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the Purchasers of the Notes pursuant to which the Company issued the Notes.

(jjjj)                              “Security Documents” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(kkkk)                  “Senior Lenders” means, collectively, Crystal Financial LLC, Crystal Financial SPV LLC and Solar Capital Ltd.

(llll)                                  “Stockholder Approval Date” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(mmmm)                                                  “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(nnnn)                  “Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms (including with respect to lien subordination, if applicable) approved in writing by the Required Holders.

(oooo)                  “Subordination Agreement” means that certain intercreditor and subordination agreement dated as of the Subscription Date by and among Crystal Financial LLC, as administrative agent and collateral agent for the First Lien Lenders (as defined therein), Lane Five Partners LP, as agent for the Second Priority Lenders (as defined therein), Body Central Stores, Inc., Body Central Services, Inc., Body Central Direct, Inc. and the Company, as guarantor and any other Grantor (as defined therein) listed on the signature pages or otherwise from time to time signatories hereto.

(pppp)                  “Subscription Date” means June 27, 2014.

(qqqq)                 “Subsidiary” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(rrrr)                              “Successor Entity” means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(ssss)                          “Swap Contract” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(tttt)                              “Swap Termination Value” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(uuuu)                  “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

(vvvv)                  “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(wwww)                                                          “Transaction Document” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(xxxx)                  “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “ UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non perfection or priority.

(yyyy)                  “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

BODY CENTRAL CORP.

By:
Name:
Title:

EXHIBIT I

BODY CENTRAL CORP.

CONVERSION NOTICE

Reference is made to the Subordinated Secured Convertible Note (the “Note”) issued to the undersigned by Body Central Corp., a Delaware corporation (the “Company”).  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.001 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number and Electronic Mail:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer & Trust Company, LLC to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated June 27, 2014 from the Company and acknowledged and agreed to by American Stock Transfer & Trust Company, LLC.

BODY CENTRAL CORP.

By:
Name:
Title: